Exhibit 23.2

Consent of Independent Auditors
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Delek US Holdings, Inc. of our report dated November 22, 2024 relating to the financial statements of Gravity Water Intermediate Holdings LLC, which appears in Delek US Holdings, Inc.’s Current Report on Form 8-K/A filed March 18, 2025.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
May 7, 2025